As filed with the Securities and Exchange Commission on August 16, 2004

Registration No. 333-117926

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

HYTEK MICROSYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

California	94-2234140
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 Hot Springs Road

Carson City, Nevada 89706

(Address of principal executive offices)

1991 Director Stock Option Plan

2001 Stock Plan

2001 Director Stock Option Plan

(Full titles of the plans)

John F. Cole

President and Chief Executive Officer

Hytek Microsystems, Inc.

400 Hot Springs Road

Carson City, Nevada 89706

(702) 883-0820

(Name, address and telephone number of agent for service)

Copy to:

Ann Yvonne Walker, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, no par value: Issuable pursuant to outstanding options under the 1991 Director Stock Option Plan	35,000 shares	$2.93(2)	$102,625	(2)	$13.01
Common Stock, no par value: Issuable pursuant to outstanding options under the 2001 Stock Plan	123,000 shares	$1.13(3)	$139,110	(3)	$17.63
Common Stock, no par value: Reserved for future issuance under the 2001 Stock Plan	8,000 shares	$1.13(4)	$9,040		$1.15
Common Stock, no par value: Issuable pursuant to outstanding options under the 2001 Director Stock Option Plan	95,000 shares	$1.60(5)	$151,995	(5)	$19.26
Common Stock, no par value: Reserved for future issuance under the 2001 Director Stock Option Plan	35,000 shares	$1.13(6)	$39,550		$5.02
Total	296,000 shares		$442,320		$56.07

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock. Pursuant to Rule 429 under the Securities Act, the prospectuses relating to this Registration Statement also relate to the registration statement on Form S-8 with the following file number: 33-42836.
(2)	The Proposed Maximum Offering Price Per Share was calculated pursuant to Rule 457(h) under the Securities Act. With respect to 35,000 shares that are subject to outstanding options to purchase Common Stock under the 1991 Director Stock Option Plan, the Proposed Maximum Offering Price Per Share used was the actual exercise price of such options. The aggregate exercise price of all such options is $102,625; this results in a weighted average exercise price $2.93 per share.
(3)	The Proposed Maximum Offering Price Per Share was calculated pursuant to Rule 457(h) under the Securities Act. With respect to 123,000 shares that are subject to outstanding options to purchase Common Stock under the 2001 Stock Plan, the Proposed Maximum Offering Price Per Share used was the actual exercise price of such options. The aggregate exercise price of all such options is $139,110; this results in a weighted average exercise price $1.13 per share.
(4)	The Proposed Maximum Offering Price Per Share was calculated pursuant to Rule 457(c) under the Securities Act. With respect to 8,000 shares that are reserved for future issuance under the 2001 Stock Plan, the Proposed Maximum Offering Price Per Share was determined by reference to the average bid and asked prices reported in the Over-the-Counter Bulletin Board on August 2, 2004, which was $1.13.
(5)	The Proposed Maximum Offering Price Per Share was calculated pursuant to Rule 457(h) under the Securities Act. With respect to 95,000 shares that are subject to outstanding options to purchase Common Stock under the 2001 Director Stock Option Plan, the Proposed Maximum Offering Price Per Share used was the actual exercise price of such options. The aggregate exercise price of all such options is $151,995; this results in a weighted average exercise price $1.60 per share.
(6)	The Proposed Maximum Offering Price Per Share was calculated pursuant to Rule 457(c) under the Securities Act. With respect to 35,000 shares that are reserved for future issuance under the 2001 Director Stock Option Plan, the Proposed Maximum Offering Price Per Share was determined by reference to the average bid and asked prices reported in the Over-the-Counter Bulletin Board on August 2, 2004, which was $1.13.

HYTEK MICROSYSTEMS, INC.

REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-117926) is to update Item 3 of Part II.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Hytek Microsystems, Inc. (the “Registrant”) hereby incorporates by reference in this registration statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended January 3, 2004, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	The Registrant’s Quarterly Report on Form 10-QSB for the fiscal quarter ended April 3, 2004, filed pursuant to Section 13 of the Exchange Act.

(c)	The Registrant’s Current Reports on Form 8-K filed pursuant to Section 13 of the Exchange Act on April 29, 2004, March 18, 2004 and July 28, 2004; provided, however, that the Registrant does not incorporate by reference any information contained in, or exhibits submitted with the Forms 8-K that was expressly furnished and not filed.

(d)	The description of the Registrant’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 23, 1984 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

The Registrant’s Common Stock to be offered under this registration statement is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Articles of Incorporation and the Bylaws of the Registrant provide that the Registrant shall indemnify certain agents of the Registrant against judgments, fines, settlements and other expenses arising from such person’s agency relationship with the Registrant provided that the standard of conduct set forth therein is met. The effect of such provisions is to require that the Registrant provide indemnification to such agents to the maximum extent permitted by the California Corporations Code. Agents covered by these indemnification provisions include current and former directors and officers of the Registrant as well as persons who serve at the request of the Registrant as directors, officers, employees or agents of another enterprise.

In addition, the Registrant has entered into indemnification agreements with each of its directors and officers. The indemnification agreements are based on the provisions of Section 317 of the California Corporations Code and attempt to provide the directors and officers of the Registrant with the maximum indemnification allowed under California law. In certain instances, they may result in an expansion of the substantive protection available to such individuals under the Articles of Incorporation and the Bylaws.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

5.1(1)	Opinion of Wilson Sonsini Goodrich & Rosati, PC, as to the legality of securities being registered.

10.1(2)	1991 Director Stock Option Plan, as amended September 11, 1997, and form of agreement thereunder.

10.2(1)	2001 Stock Plan and form of agreement thereunder.

10.3(1)	2001 Director Stock Option Plan, as amended March 1, 2002, and form of agreements thereunder.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2(1)	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see Pages II-4 and II-5).

(1)	Previously filed in August 4, 2004 with the Registration Statement on Form S-8 (Registration No. 333-117926).
(2)	Incorporated by reference to Exhibits filed with the Quarterly Report on Form 10-QSB for the quarter ended September 27, 1997.

Item 9. Undertakings

(a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Request for acceleration of effective date or filing of registration statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of Part II of this Form S-8 registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson City, State of Nevada, on August 16, 2004.

HYTEK MICROYSYSTEMS, INC.

By:	/s/ John F. Cole
John F. Cole
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John F. Cole and Philip S. Bushnell, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John F. Cole John F. Cole	Director, President and Chief Executive Officer (Principal Executive Officer)	August 16, 2004

/s/ Philip S. Bushnell Philip S. Bushnell	Director and Chief Financial Officer (Principal Financial Officer)	August 16, 2004

/s/ Payne W. Bair Payne W. Bair	Corporate Controller (Principal Accounting Officer)	August 16, 2004

* Theodore E. Batchman	Director

* Robert J. Boschert	Director

*	Director
Raymond J. Case

Director
Allen B. Gates

* Edward Y. Tang	Director

/s/ John F. Cole John F. Cole		August 16, 2004

Attorney-in-Fact

* Signed on behalf of Directors by John F. Cole, Attorney-in-Fact.

HYTEK MICROSYSTEMS, INC.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit Number	Description
5.1(1)	Opinion of Wilson Sonsini Goodrich & Rosati, PC, as to the legality of securities being registered.

10.1(2)	1991 Director Stock Option Plan, as amended September 11, 1997.

10.2(1)	2001 Stock Plan and form of agreement thereunder.

10.3(1)	2001 Director Stock Option Plan, as amended March 1, 2002, and form of agreements thereunder.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2(1)	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see Pages II-4 and II-5).

(1)	Previously filed on August 4, 2004 with the Registration Statement on Form S-8 (Registration No. 333-117926).
(2)	Incorporated by reference to Exhibits filed with the Quarterly Report on Form 10-QSB for the quarter ended September 27, 1997.